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                                                                    EXHIBIT 99.1


FROM:                                        FOR:
Swenson NHB Investor Relations               AVECOR Cardiovascular Inc.
1300 Fifth Street Towers, 150 S. 5th St.     7611 Northland Drive
Minneapolis, Minn. 55402                     Minneapolis, Minn. 55428
Contact: Curt Swenson 612.344.1021           Contact: Greg Melsen 612.391.9000


FOR IMMEDIATE RELEASE

MEDTRONIC AND AVECOR AMEND MERGER AGREEMENT,
INCREASING ACQUISITION PRICE TO $13 PER SHARE

     MINNEAPOLIS, Dec. 6 -- AVECOR Cardiovascular Inc. (Nasdaq:AVEC) and Medtronic, Inc. (NYSE:MDT), announced today an amendment to their merger agreement that increases the amount of Medtronic stock AVECOR holders will receive in exchange for their shares. The amended agreement calls for $13 in Medtronic stock to be issued for each share of AVECOR, up from $11.125 in the original agreement signed in July and approved by AVECOR shareholders on Oct. 28.

     The amended agreement also calls for Medtronic to pay AVECOR up to $10 million if the merger is not completed by March 15, 1999, by reason of the failure to obtain FTC clearance by that date.

     AVECOR's board has agreed that it will not explore alternative acquisition proposals, and Medtronic has agreed to drop its suit that sought to prevent AVECOR from exploring an unsolicited offer it received last month. On Nov. 23, AVECOR had received an unsolicited $13 offer from another medical device manufacturer. During the following 10 days, AVECOR discussed a possible transaction with this party. As provided by the amended agreement with Medtronic, AVECOR has ceased discussions with the other party.

     "We are pleased to have reached this agreement, which increases the value of the transaction to our shareholders and eliminates the delays and uncertainties that would have accompanied continued litigation," said Anthony Badolato, AVECOR chairman and chief executive officer. "While we continue to be involved in ongoing negotiations with the Federal Trade Commission concerning the FTC request for additional information under the Hart-Scott-Rodino Act, we remain optimistic that the FTC's concerns can be successfully resolved."


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     AVECOR Cardiovascular Inc., headquartered in Minneapolis, develops, manufactures and markets specialty disposable medical devices for heart/lung bypass surgery and long-term respiratory support. The company's current products include membrane oxygenators, blood pumps, blood reservoirs, blood filters, cardioplegia systems and custom tubing packs.

     Medtronic, also headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies.

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12/06/98


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